As filed with the Securities and Exchange Commission on January 2, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Georgia	39-3738880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3400 Overton Park Drive
Atlanta, GA 30339
(706) 641-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mary Maurice Young
Deputy General Counsel and Corporate Secretary
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA 30339
(706) 641-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Edward D. Herlihy, Esq.
Brandon C. Price, Esq.
Matthew T. Carpenter, Esq.
Wachtell, Lipton, Rosen & Katz
51 W. 52nd St
New York, NY 10019
(212) 403-1000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
DEBT SECURITIES
PURCHASE CONTRACTS
UNITS
The securities listed above may be offered and sold by us or by selling shareholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of each issuance of these securities in supplements to this prospectus. In addition, selling shareholders to be identified in the future may sell these securities from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities. You should read this prospectus and any supplement carefully before you decide to invest.
This prospectus may not be used to consummate sales of these securities unless it is accompanied by the applicable prospectus supplement. Pinnacle Financial Partners, Inc.’s common stock is traded on the New York Stock Exchange (“NYSE”) under the trading symbol “PNFP.”
Any securities offered by this prospectus and any accompanying prospectus supplement will be equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.
Investing in these securities involves certain risks. You should carefully read and consider the information referred to under the heading “Risk Factors” beginning on page 9 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 2, 2026.

i

ABOUT THIS PROSPECTUS
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Pinnacle,” “we,” “us,” “our,” or similar references mean Pinnacle Financial Partners, Inc. and its consolidated subsidiaries.
This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time this prospectus is used to offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”
You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to Pinnacle’s beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions, and future performance and involve known and unknown risks, many of which are beyond Pinnacle’s control and which may cause Pinnacle’s actual results, performance, or achievements or the financial services industry or economy generally, to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Pinnacle’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for Pinnacle’s future business and financial performance and/or the performance of the financial services industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Pinnacle’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Pinnacle’s ability to control or predict. These factors include, but are not limited to:
(1)
risks related to the recently completed business combination transaction between Synovus Financial Corp., a Georgia corporation (“Synovus”) and Pinnacle Financial Partners, Inc., a Tennessee corporation (“Legacy Pinnacle”), including, among others, (i) the risk that the cost savings and synergies from the transaction may not be fully realized or may take longer than anticipated to be realized, (ii) the risk that the integration of Legacy Pinnacle’s and Synovus’ respective businesses and operations will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events, (iii) the amount of the costs, fees, expenses and charges related to the transaction, (iv) reputational risk and the reaction of Synovus’ and Legacy Pinnacle’s customers, suppliers, employees or other business partners to us as the combined company, (v) risks related to management and oversight of the expanded business and operations of the combined company, (vi) the possibility the combined company is subject to additional regulatory requirements as a result of the transaction or expansion of the combined company’s business operations, including as a result of the combined company’s status as a “large financial institution” for regulatory purposes, and (vii) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against the combined company;

(2)	competition in the financial services industry, including competition from nontraditional banking institutions such as Fintechs and non-bank lenders;
(3)
our ability to realize the expected benefits from our strategic initiatives or other operational and execution goals in the time period expected, which could negatively affect our future profitability;

(4)
an economic downturn and contraction, and the resulting effects on our capital, financial condition, credit quality, results of operations, and future growth, including that the strength of the current economic environment could be further weakened by persistent or rising inflation, interest rate fluctuations, changes in fiscal and monetary policy, and geopolitical uncertainty;

(5)
the impact of changes in fiscal, monetary and economic policy, laws, and regulations, or the interpretation or application thereof, and the uncertainty of future implementation and enforcement of these policies and regulations, including persistent inflationary pressures, potential interest rate fluctuations, and potential changes to government policies related to immigration, trade, and government spending;

(6)	our ability to attract and retain employees and the impact of senior leadership transitions;
(7)
the impact of adverse developments in the banking industry on client confidence, liquidity, and regulatory responses to these developments (including increases in the cost of our deposit insurance assessments and increased regulatory scrutiny and the impacts on BHG), our ability to effectively manage our liquidity risk and any growth plans, and the availability of capital and funding;

(8)
our wholly-owned subsidiary Pinnacle Bank, a Tennessee-chartered bank (“Pinnacle Bank”), is a minority investor in Bankers Healthcare Group, LLC (“BHG”), and any adverse events affecting BHG or BHG’s business that negatively affect its operations, financial results or financial condition, including its ability to generate and fund loans, including through the auction platform it has developed, could significantly impact our results;

(9)	our strategic implementation of new lines of business, new products and services, and new technologies and the expansion of our existing business opportunities, including BHG;
(10)
prolonged periods of inflation and its effects on our business, profitability, and our stock price, as well as the impact on our clients (including the velocity and levels of deposit withdrawals and loan repayment);

(11)
changes in the interest rate environment, including changes to the federal funds rate, and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;

(12)
we may be exposed to potential losses in the event of fraud and/or theft, or in the event that a third-party vendor, obligor, or business partner fails to pay amounts due to us under that relationship or under any arrangement that we enter into with them;

(13)	changes in the cost and availability of funding due to changes in the deposit market and credit market;
(14)
restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of our bank subsidiary;

(15)	we may be required to make substantial expenditures to keep pace with regulatory initiatives and the rapid technological changes in the financial services industry;
(16)
our current and future information technology system enhancements and operational initiatives, including those related to or involving artificial intelligence, may not be successfully implemented, which could negatively impact our operations;

(17)
our business relationships with, and reliance upon, third parties that have strategic partnerships with us or that provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and disruptions in service or financial difficulties with a third-party vendor or business relationship;

(18)
our enterprise risk management framework, our compliance program, or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;

(19)	our or BHG’s asset quality may deteriorate or our allowance for credit losses may prove to be inadequate or may be negatively affected by credit risk exposures;
(20)
the ability of our operational framework to identify and manage risks associated with our business, such as credit risk, compliance risk, reputational risk, cybersecurity risk, and operational risk, including by virtue of our relationships with third-party business partners, as well as our relationships with third-party vendors and other service providers;

(21)	if economic conditions worsen or regulatory capital rules are modified, we or BHG may be required to undertake initiatives to improve or conserve our capital position;
(22)
our ability to identify and address cybersecurity risks such as data security breaches, malware, “denial of service” attacks, “hacking,” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption, or damage of our systems, increased costs, significant losses, or adverse effects to our reputation;

(23)
the impact on our or BHG’s financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations or other supervisory actions or directives and any necessary capital initiatives;

(24)
we may not be able to identify suitable bank and non-bank acquisition opportunities, and even if we are able to identify attractive acquisition opportunities, we may not be able to complete such transactions on favorable terms or realize the anticipated benefits from such acquisitions;

(25)	our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;
(26)	our corporate responsibility strategies and initiatives, the scope and pace of which could alter our reputation and shareholder, employee, client, and third-party relationships;
(27)	we could realize losses if we sell assets and the proceeds we receive are lower than the carrying value of such assets;
(28)
our ability to obtain regulatory approval to take certain actions, including any dividends on our common or preferred stock, any repurchases of our common or preferred stock, or any other issuance or redemption of any other regulatory capital instruments, as well as any applications in respect to strategic initiatives;

(29)	our concentrated operations in the Southeastern U.S. make us vulnerable to local economic conditions, local weather catastrophes, public health issues, and other external events;
(30)	the costs and effects of litigation, investigations, or similar matters, or adverse facts and developments related thereto;
(31)	the fluctuation in our stock price and general volatility in the stock market;
(32)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and
(33)
other factors and other information contained in this prospectus and in other reports and filings that we make, and that Synovus and Legacy Pinnacle have made, with the SEC under the Exchange Act including, without limitation, those found in “Part I - Item 1A. Risk Factors” of Synovus’ 2024 Form 10-K and “Part I – Item 1A. Risk Factors” of Legacy Pinnacle’s 2024 Form 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I - Item 1A. Risk Factors” and other information contained our periodic filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Pinnacle are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site (http://www.sec.gov) and on the investor relations page of our website at https://investors.pnfp.com. We maintain an Internet site where you can find additional information. The address of our Internet site is https://www.pnfp.com. All Internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.
We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Pinnacle and its financial condition:
(a)	Pinnacle’s Current Report on Form 8-K12B filed on January 2, 2026;
(b)	Synovus’ Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 21, 2025;
(c)	Legacy Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 25, 2025;
(d)
Those portions of the Definitive Proxy Statement on Schedule 14A filed by Synovus on March 12, 2025 in connection with its 2025 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2024;

(e)
Those portions of the Definitive Proxy Statement on Schedule 14A filed by Legacy Pinnacle on March 3, 2025 in connection with its 2025 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2024;

(f)
Synovus’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 2, 2025, the quarter ended June 30, 2025, filed on August 5, 2025, and the quarter ended September 30, 2025, filed on November 4, 2025;

(g)
Legacy Pinnacle’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed on May 9, 2025, the quarter ended June 30, 2025, filed on August 7, 2025, and the quarter ended September 30, 2025, filed on November 4, 2025;

(h)
Synovus’ Current Reports on Form 8-K, filed on April 25, 2025, July 25, 2025, October 28, 2025, November 6, 2025, November 26, 2025, December 1, 2025, December 1, 2025, December 9, 2025, and January 2, 2026 (in all instances other than information in such reports that is furnished and not deemed to be filed);

(i)
Legacy Pinnacle’s Current Reports on Form 8-K filed on January 24, 2025, February 28, 2025, April 11, 2025, April 21, 2025, July 25, 2025, October 28, 2025, November 6, 2025, November 26, 2025, December 1, 2025, and January 2, 2026 (in all instances other than information in such reports that is furnished and not deemed to be filed);

(j)
The description of Pinnacle’s common stock, $1.00 par value per share (the “Common Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description;

(k)
The description of Pinnacle’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description;

(l)
The description of Pinnacle’s Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value (the “Series B Preferred Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description; and

(m)
The description of Pinnacle’s 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value (the “Series C Preferred Stock”), set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description.

(n)
The description of Pinnacle’s depositary shares represent a 1/40th ownership interest in a share of the Series C Preferred Stock, set forth in Pinnacle’s definitive joint proxy statement/prospectus, filed with the SEC pursuant to Rule 424(b) of the Securities Act on September 30, 2025, relating to Pinnacle’s Registration Statement on Form S-4, originally filed on August 26, 2025 and declared effective on September 30, 2025, and as amended by any subsequent amendment or report filed with the SEC for the purpose of updating this description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. In case of a conflict or inconsistency between information contained in this prospectus and any accompanying prospectus supplement, and information incorporated by reference into this prospectus and any accompanying prospectus supplement, you should rely on the information that was filed later.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:
Director of Investor Relations
Pinnacle Financial Partners, Inc.
3400 Overton Park Drive
Atlanta, GA 30339
(706) 641-6500

PINNACLE FINANCIAL PARTNERS, INC.
Pinnacle Financial Partners, Inc. (“Pinnacle”) is a financial services company and a registered bank holding company headquartered in Atlanta, Georgia. We provide commercial and consumer banking in addition to a full suite of specialized products and services including wealth services, treasury management, mortgage services, premium finance, asset-based lending, structured lending, capital markets, and international banking to our clients through our wholly-owned subsidiary bank, Pinnacle Bank, a Tennessee-chartered bank, and other offices and branches in Alabama, Florida, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Virginia and Tennessee. Pinnacle Bank holds a 49% interest in BHG, which is engaged in the origination of commercial and consumer loans primarily to healthcare providers and other professionals throughout the United States.
We were incorporated under the laws of the State of Georgia in 2025 as Steel Newco Inc. in connection with the business combination transaction between Synovus and Legacy Pinnacle, which was completed on January 1, 2026. Our principal executive offices are located at 3400 Overton Park Drive, Atlanta, GA 30339, and our telephone number at that address is (706) 641-6500. Our common stock is traded on the NYSE under the symbol “PNFP.”
On July 24, 2025, we entered into an agreement and plan of merger (the “Merger Agreement”) with Synovus and Legacy Pinnacle. Pursuant to the terms and conditions of the Merger Agreement, Synovus and Legacy Pinnacle each simultaneously merged with and into Pinnacle (such mergers, collectively, the “Merger”), with Pinnacle continuing as the surviving corporation in the Merger and renamed from Steel Newco Inc. to Pinnacle Financial Partners, Inc. Additionally, upon the terms and subject to the conditions set forth in the Merger Agreement, immediately following the effective time of the Merger (the “Effective Time”), Pinnacle Bank became a member bank of the Federal Reserve System, and immediately following the effectiveness of such membership, Synovus Bank merged with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving bank and our direct, wholly-owned subsidiary.
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (1) each share of the common stock of Synovus, par value $1.00 per share, outstanding immediately prior to the Effective Time, other than certain shares held by Synovus or Legacy Pinnacle, was converted into the right to receive 0.5237 shares of Common Stock and (2) each share of Legacy Pinnacle common stock, par value $1.00 per share, outstanding immediately prior to the Effective Time, other than certain shares held by Synovus or Legacy Pinnacle, was converted into the right to receive one share of Common Stock. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (1) each share of Synovus’ Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value (the “Synovus Series D Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series A Preferred Stock, (2) each share of Synovus’ Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value (the “Synovus Series E Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series B Preferred Stock, (3) each share of Legacy Pinnacle’s 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value (“Legacy Pinnacle Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series C Preferred Stock, and (4) each Legacy Pinnacle depositary share representing a 1/40th interest in a share of Legacy Pinnacle Series B Preferred Stock (the “Legacy Pinnacle Series B Depositary Shares”) became a depositary share of Pinnacle representing a 1/40th interest in a share of Series C Preferred Stock (the “Series C Depositary Shares”). The Series A Preferred Stock, Series B Preferred Stock and the Series C Depositary Shares are listed on the NYSE under the symbols “PNFP-PrA,” “PNFP-PrB,” and “PNFP-PrC,” respectively. For more information about the Merger and the Merger Agreement, please refer to the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Synovus’ and Legacy Pinnacle’s most recent Annual Reports on Form 10-K and any subsequent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q we file which descriptions are incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” above.

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.
We will not receive any proceeds from the resale of shares of common stock by selling shareholders under this prospectus or any supplement to it.

DESCRIPTION OF SECURITIES
This prospectus contains a summary of the securities that we or any selling shareholders may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws, as restated, are incorporated by reference as exhibits to our Form 8-K12B filed with the SEC on January 2, 2026. See the “Incorporation of Certain Documents by Reference” section of this prospectus.
General
Our authorized capital stock consists of 360,000,000 shares of Common Stock and 110,000,000 shares of preferred stock, no par value. As of January 2, 2026, there were approximately 151,200,000 shares of Common Stock issued and outstanding and 31,000,000 shares of our preferred stock issued and outstanding, which includes 8,000,000 shares of Series A Preferred Stock issued and outstanding, 14,000,000 shares of Series B Preferred Stock issued and outstanding, and 225,000 shares of Series C Preferred Stock issued and outstanding (represented by 9,000,000 depositary shares, each representing 1/40th interest in a share of Series C Preferred Stock). All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.
Common Stock
Voting Rights
Holders of shares of our common stock have exclusive voting rights and are entitled to one vote per share of common stock on all matters voted by the shareholders, including election of directors.
Preemptive Rights; Cumulative Voting; Liquidation
Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.
There are no redemption or sinking fund provisions applicable to our common stock.
Dividends
Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our articles of incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends that we may pay to our shareholders.
We are a legal entity separate and distinct from Pinnacle Bank and our other non-bank subsidiaries. As a result, our primary sources of cash, including cash for the payment of dividends to our shareholders, are dividends from Pinnacle Bank and our other non-bank subsidiaries or securities offerings conducted by us. Various federal and state statutory provisions and regulations limit the amount of dividends that Pinnacle Bank and our non-bank subsidiaries may pay to us. Pinnacle Bank is a Tennessee bank. Pursuant to Tennessee banking law, Pinnacle Bank may not, without the prior consent of the Commissioner of the Tennessee Department of Financial Institutions (“TDFI”), pay any dividends to us in a calendar year in excess of the total of Pinnacle Bank’s retained net income for that year plus the retained net income for the preceding two years. Additionally, approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of Pinnacle Bank to fall below specified minimum levels.
In addition, we and Pinnacle Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal bank regulatory authority may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Federal Reserve has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.
Under a Federal Reserve policy adopted in 2009, the board of directors of a bank holding company must consider different factors to ensure that its dividend level is prudent relative to maintaining a strong financial position, and is not based on overly optimistic earnings scenarios, such as potential events that could affect its ability to pay, while still maintaining a strong financial position. As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce the bank holding company’s dividends if:
•	its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;
•	its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
•	it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Preferred Stock
Our articles of incorporation provide that our board of directors has the authority, without further vote or action by our shareholders, to issue up to 110 million shares of preferred stock and may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series. Such preferences, limitations and relative rights may include dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.
In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, each share of the Synovus Series D Preferred Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series A Preferred Stock. The Series A Preferred Stock ranks senior to our common stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series A Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $25.00 liquidation preference at a floating rate equal to three-month Term SOFR plus a spread of 361.361 basis points per annum, payable quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year, beginning on March 21, 2026. The Series A Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series A Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series A Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series A Preferred Stock. The Series A Preferred Stock is perpetual and does not have any maturity date. The Series A Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after March 21, 2026 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series A Preferred Stock has no preemptive or conversion rights. The Series A Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series A Preferred Stock, whether by merger, consolidation or otherwise; and (iv) as otherwise required under Georgia law.
In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, each share of the Synovus Series E Preferred Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series B Preferred Stock. The Series B Preferred Stock ranks senior to the Common Stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series B Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $25.00 liquidation preference at a rate of 8.397% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year beginning on April1, 2026, and ending on July 1, 2029. From and including July 1, 2029, for each Reset Period (as defined below), we will pay dividends, when, as, and if declared by our board or such committee at a rate equal to the five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date (as defined below) plus 4.127% per annum, payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on July 1, 2029. A “Reset Date” means July 1, 2029 and each date falling on the fifth anniversary of the preceding Reset Date. A “Reset Period” means the period from and including July 1, 2029 to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period. The Series B Preferred Stock has a liquidation preference of $25.00 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Liquidating distributions will be made on the Series B Preferred Stock only to the extent our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any security ranking senior to the Series B Preferred Stock, and pro rata with any other shares of our stock ranking equal to the Series B Preferred Stock. The Series B Preferred Stock is perpetual and does not have any maturity date. The Series B Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on July 1, 2029 or any subsequent Reset Date, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case, at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series B Preferred Stock has no preemptive or conversion rights. The Series B Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing, shares of any class or series of stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; (iii) authorizing material and adverse changes to the terms of the Series B Preferred Stock, whether by merger, consolidation or otherwise; and (iv) as otherwise required under Georgia law.
In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, each share of the Legacy Pinnacle Series B Preferred Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive one share of Series C Preferred Stock. The Series C Preferred Stock ranks senior to the Common Stock and at least equally with each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will pay non-cumulative cash dividends on the Series C Preferred Stock, when, as and if declared by our board of directors or such committee, based on the $1,000 liquidation preference at a rate of 6.75% per annum, payable quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year beginning on March 1, 2026. The Series C Preferred Stock has a liquidation preference of $1,000 per share, plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). Holders of the Series C Preferred Stock are entitled to receive liquidating distributions out of our assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series C Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series C Preferred Stock, and before we make any distribution or payment out of our assets to the holders of the Common Stock or any other class or series of our capital stock ranking junior to the Series C Preferred Stock with respect to distributions upon our liquidation, dissolution, or winding-up. The Series C Preferred Stock is perpetual and does not have any maturity date. The Series C Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after March 1, 2026 or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to $1,000 per share, plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series C Preferred Stock to, but excluding, the date fixed for redemption. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless and until we decide to redeem it and receive the prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies to do so. The Series C Preferred Stock has no preemptive or conversion rights.

The Series C Preferred Stock has no voting rights except with respect to (i) in the case of certain dividend non-payments only, the election of two directors; (ii) authorizing, increasing the authorized amount of, or issuing senior stock; (iii) authorizing material and adverse changes to the terms of the Series C Preferred Stock; and (iv) the consummation of certain binding share exchanges or reclassifications involving the Series C Preferred Stock, or of certain mergers or consolidations involving us.
Anti-Takeover Provisions
As described below, our articles of incorporation and bylaws contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.
Shareholder Action Without a Meeting
Our bylaws allow action by the shareholders without a meeting only by unanimous written consent.
Advance Notice for Shareholder Proposals or Nominations at Meetings
In accordance with our bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the bylaws.
Evaluation of Business Combinations
Our articles of incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”); (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.
Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is Broadridge Corporate Issuer Solutions, LLC.

DESCRIPTION OF DEPOSITARY SHARES
General
We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Pinnacle, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.
Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.
We have one series of depositary shares outstanding, which represents interests in our Series C Preferred Stock. In connection with the transactions contemplated by the Merger Agreement, at the Effective Time, (i) each Legacy Pinnacle Series B Depositary Share issued and outstanding immediately prior to the Effective Time was converted into the right to receive one Series C Depositary Shares, and (ii) we entered into an amendment (the “Deposit Agreement Amendment”) with Legacy Pinnacle, Computershare, Inc. (“Computershare”), Computershare Trust Company, N.A. (the “Trust Company”), and Broadridge Corporate Issuer Solutions, LLC (“Broadridge”), to amend that certain Deposit Agreement, dated as of June 3, 2020 (the “Deposit Agreement”), by and among (i) Legacy Pinnacle, (ii) Computershare and the Trust Company, jointly as Depositary, and (iii) the holders from time to time of the depositary receipts described therein.
Dividends and Other Distributions
The depositary will distribute all dividends and other cash distributions received on the preferred stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder, unless the depositary determines, after consultation with us, that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the depositary shares.
Withdrawal of Stock
Unless the related depositary shares have been called for redemption, upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.
Voting Deposited Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of a Deposit Agreement
Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. The depositary agreement may be terminated by the depositary or us only if:
•	all outstanding depositary shares have been redeemed;
•
there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution, or winding up of our company, and such distribution has been distributed to the holders of depositary shares; or

•	consent of the holders of at least two-thirds of the depositary shares outstanding is obtained.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must (a) have its principal office in the United States and have either (i) a combined capital and surplus, along with its affiliates, of at least $50 million or (ii) total assets, along with its affiliates, of at least $50 million, or (b) be an affiliate of such entity described in clause (a).
Miscellaneous
The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.
Neither the depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Depositary
The prospectus supplement will identify the depositary for the depositary shares.
Listing of the Depositary Shares
The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein. Senior debt securities will be issued under a senior indenture, dated as of February 13, 2012, with The Bank of New York Mellon Trust Company, N.A., as trustee, that we assumed from Synovus in connection with the completion of the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement. Subordinated debt securities will be issued under a subordinated indenture, dated as of December 7, 2015, with The Bank of New York Mellon Trust Company, N.A., as trustee, that we assumed from Synovus in connection with the completion of the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement. Junior subordinated debt securities will be issued under a junior subordinated indenture to be entered into later with a trustee to be named therein. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered Global Securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Pinnacle, the trustees, the warrant agents, the unit agents or any other agent of Pinnacle, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SHAREHOLDERS
We may register securities covered by this prospectus for re-offers and resales by any selling shareholder named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of shares of our common stock by any selling shareholder by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. Selling shareholders may resell all, a portion or none of their shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling shareholder(s).

PLAN OF DISTRIBUTION
We or the selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:
•	through underwriters or dealers;
•	directly to a limited number of purchasers or to a single purchaser; or
•	through agents.
Any selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of common stock covered by this prospectus.
Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will state the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by Pinnacle, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Shares of common stock may also be exchanged for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
If we, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•	negotiated transactions,
•	at a fixed public offering price or prices, which may be changed,
•	at market prices prevailing at the time of sale,
•	at prices related to prevailing market prices or
•	at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
We may sell the securities directly or through agents from time to time. The selling shareholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), may be sold under Rule 144 rather than pursuant to this prospectus. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Pinnacle at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with Pinnacle to indemnification by Pinnacle against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Pinnacle and its affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS
The validity of the securities will be passed upon by Allan E. Kamensky, Executive Vice President and Chief Legal Officer of Pinnacle. Any underwriters will be represented by their own legal counsel.

EXPERTS
The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Legacy Pinnacle and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Legacy Pinnacle’s internal control over financial reporting as of December 31, 2024, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their reports appearing on Form 10-K for the year ended December 31, 2024 and incorporated by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of BHG as of September 30, 2024 and 2023, and for each of the years in the three-year period ended September 30, 2024, have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in an exhibit to Legacy Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission Registration Fee	*
FINRA Filing Fee	**
Registrar and Transfer Agent’s Fees and Expenses	**
Trustee’s Fees and Expenses	**
Printing and Engraving Expenses	**
Accounting Fees and Expenses	**
Legal Fees and Expenses	**
Listing Fees and Expenses	**
Miscellaneous Expenses	**
Total	**

*
We are registering an indeterminate amount of securities under this Registration Statement and, in accordance with Rule 456(b) and 457(r) under the Securities Act, we are deferring payment of any additional registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement.

**
These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time. Information regarding estimated expenses of issuance and distribution of each identified class of securities being registered will be provided at the time such information is available in a prospectus supplement in accordance with Rule 430B under the Securities Act.

Item 15.	Indemnification of Directors and Officers
Georgia Business Corporation Code
Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.
In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify or obligate us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, acts or omissions which involve intentional misconduct or a knowing violation of the law, unlawful distributions or receipt of an improper benefit.
Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC (provided that if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding).

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct that constitutes any appropriation of a corporate opportunity, acts or omissions which involve intentional misconduct or a knowing violation of the law, unlawful distributions or receipt of an improper benefit. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.
Pinnacle’s Articles of Incorporation and Bylaws
Our amended and restated bylaws provide that every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of ours shall be indemnified and held harmless by us from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of ours; (b) because he or she is or was serving at our request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.
Our amended and restated bylaws provide that reasonable expenses incurred in any proceeding shall be paid by us in advance of the final disposition of such proceeding if authorized by the board of directors in the specific case, or if authorized in accordance with procedures adopted by the board of directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.
In addition, our amended and restated bylaws cover current and future proceedings and are retroactive to cover past acts or omissions or alleged acts or omissions. In the event of death of any person having a right of indemnification or advancement of expenses under our bylaws, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and we will reserve the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Indemnification Agreements with Pinnacle’s Directors; Insurance
We have entered into indemnification agreements with each individual who currently serves as a director of ours. These agreements require us to indemnify these individuals to the fullest extent not prohibited by Georgia law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with future directors. We also have obtained directors’ and officers’ liability insurance.
Item 16.	Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*

3.1
Amended and Restated Articles of Incorporation of Pinnacle (filed as Exhibit 3.1 to Pinnacle’s Form 8-K12B dated January 2, 2026, filed with the SEC on January 2, 2026 and incorporated herein by this reference).

3.2	Amended and Restated Bylaws of Pinnacle (filed as Exhibit 3.2 to Pinnacle’s Form 8-K12B dated January 2, 2026, filed with the SEC on January 2, 2026 and incorporated herein by this reference).

4.1
Senior Notes Indenture, dated as of February 13, 2012, between Pinnacle, as successor to Synovus, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Indenture”) (filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated February 8, 2012, filed with the SEC on February 13, 2012 and incorporated herein by this reference).

4.2
Supplemental Indenture, dated as of January 1, 2026, to the Senior Indenture, by and among Synovus, Pinnacle and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 to Pinnacle’s Form 8-K12B dated January 2, 2026, filed with the SEC on January 2, 2026 and incorporated herein by this reference).

4.3
Subordinated Indenture, dated as of December 7, 2015, between Pinnacle, as successor to Synovus, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Subordinated Indenture”) (filed as Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated December 2, 2015, filed with the SEC on December 7, 2015 and incorporated herein by this reference).

4.4
First Supplemental Indenture, dated as of December 7, 2015, to the Subordinated Indenture, between Synovus and The Bank of New York Mellon Trust Company, N.A.(filed as Exhibit 4.2 of Synovus’ Current Report on Form 8-K dated December 2, 2015, filed with the SEC on December 7, 2015 and incorporated herein by this reference).

4.5
Second Supplemental Indenture, dated as of February 7, 2019, to the Subordinated Indenture, between Synovus and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated February 7, 2019, filed with the SEC on February 7, 2019 and incorporated herein by this reference).

4.6
Supplemental Indenture, dated as of January 1, 2026, to the Subordinated Indenture, by and among Synovus, Pinnacle and The Bank of New York Mellon Trust Company, N.A. (filed as Exhibit 4.2 to Pinnacle’s Form 8-K12B dated January 2, 2026, filed with the SEC on January 2, 2026 and incorporated herein by this reference).

4.7
Deposit Agreement, dated as of June 3, 2020, by and among Legacy Pinnacle, Computershare Inc. and Computershare Trust Company, N.A. acting jointly as the depositary, and the holders from time to time of the depositary receipts described therein (incorporated herein by reference to Exhibit 4.3 of Legacy Pinnacle’s Registration Statement on Form 8-A, filed on June 3, 2020).

Exhibit No.	Description
4.8
First Amendment to Deposit Agreement, dated as of January 1, 2026, by and among Legacy Pinnacle, Pinnacle, Computershare Inc., Computershare Trust Company, N.A., and Broadridge Corporate Issuer Solutions, LLC (filed as Exhibit 4.8 to Pinnacle’s Form 8-K12B dated January 2, 2026, filed with the SEC on January 2, 2026 and incorporated herein by this reference).

4.9	Form of Junior Subordinated Indenture between Pinnacle and the trustee to be named therein.*

4.10	Form of Depositary Agreement.*

4.11	Form of Depositary Receipt.*

4.12	Form of Warrant Agreement.*

4.13	Form of Purchase Contract.*

4.14	Form of Unit Agreement.*

5.1	Opinion of Allan E. Kamensky as to the legality of the Securities being offered.**

23.1	Consent of Allan E. Kamensky (included in Exhibit 5.1 filed herewith).**

23.2	Consent of KPMG LLP.**

23.3	Consent of Crowe LLP.**

23.4	Consent of Crowe LLP.**

24.1	Powers of Attorney (included on the signature page).**

25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1 for the Senior Indenture.**

25.2	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1 for the Subordinated Indenture.**

25.3	Statement of Eligibility of the trustee to be named therein on Form T-1 for the Junior Subordinated Indenture.***

107	Filing Fee Table.**

*	To be filed by amendment to the registration statement or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.
***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder (for Statement of Eligibility).

Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 2, 2026.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Allan E. Kamensky
	Name:	Allan E. Kamensky
	Title:	Executive Vice President and Chief Legal Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin S. Blair and Andrew J. Gregory, Jr., and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kevin S. Blair	Chief Executive Officer and President and Director (Principal Executive Officer)	January 2, 2026
Kevin S. Blair

/s/ Andrew J. Gregory, Jr..	Chief Financial Officer (Principal Financial Officer)	January 2, 2026
Andrew J. Gregory, Jr

/s/ Jill K. Hurley	Chief Accounting Officer (Principal Accounting Officer)	January 2, 2026
Jill K. Hurley

/s/ M. Terry Turner	Chair of the Board of Directors	January 2, 2026
M. Terry Turner

/s/ Tim E. Bentsen	Lead Independent Director	January 2, 2026
Tim E. Bentsen

/s/ Robert A. McCabe, Jr.	Vice Chair of the Board of Directors	January 2, 2026
Robert A. McCabe, Jr.

/s/ Abney S. Boxley, III	Director	January 2, 2026
Abney S. Boxley, III

/s/ Gregory L. Burns	Director	January 2, 2026
Gregory L. Burns

/s/ Pedro Cherry	Director	January 2, 2026
Pedro Cherry

/s/ Thomas C. Farnsworth III	Director	January 2, 2026
Thomas C. Farnsworth III

/s/ David B. Ingram	Director	January 2, 2026
David B. Ingram

Name	Title	Date
/s/ John H. Irby	Director	January 2, 2026
John H. Irby

/s/ Decosta E. Jenkins	Director	January 2, 2026
Decosta E. Jenkins

/s/ Gregory Montana	Director	January 2, 2026
Gregory Montana

/s/ Barry L. Storey	Director	January 2, 2026
Barry L. Storey

/s/ G. Kennedy Thompson	Director	January 2, 2026
G. Kennedy Thompson

/s/ Teresa White	Director	January 2, 2026
Teresa White